For Immediate Release

INVESTOR CONTACT:	Jason McGruder
Director, Investor Relations
212-381-5182

PRESS CONTACT:	Jennifer Miller
VP, Corporate Communications
212-381-5705

DOUBLECLICK REPORTS FIRST QUARTER 2005 RESULTS

NEW YORK, NY, April 21, 2005 – DoubleClick Inc. (NASDAQ: DCLK), the leading provider of data and technology solutions for marketers, advertising agencies and web publishers, today announced financial results for the first quarter ended March 31, 2005, and gave its business outlook for the second quarter of 2005.

	1Q05	1Q04
Revenue (000’s)	$76,346	$68,047
GAAP Net Income (Loss) (000’s)	($917)	$7,693
GAAP EPS	($0.01)	$0.05

First Quarter Results
DoubleClick recorded $76.3 million in revenue for the first quarter compared to $68.0 million in the year-ago period. GAAP net loss for the most recent quarter was $0.9 million, or $0.01 per share, compared with GAAP net income of $7.7 million, or $0.05 per share, in the first quarter of 2004. The Company achieved a gross margin of 69.4% during the quarter against 66.8% in the year-ago period. EBITDA1 was $5.3 million for the first quarter of 2005, versus $14.6 million in 1Q04. Total GAAP operating expenses were $56.7 million in the quarter, versus $42.9 million in the first quarter of 2004. Total company headcount was 1,540 as of March 31, 2005, against 1,275 twelve months prior. The increase in headcount stemmed primarily from the addition of Performics and SmartPath, which were acquired in June and March of 2004, respectively, as well from additional hiring in the Ad Management, Abacus, and Data Management Solutions (DMS) businesses.

First quarter 2005 GAAP net income and EBITDA were negatively impacted by the accrual of retention payments and professional fees associated with the Company’s ongoing review of its strategic options. First quarter 2004 GAAP net income and EBITDA benefited from a distribution from MaxWorldwide, Inc. of approximately $2.4 million in connection with its plan of liquidation and dissolution and the reversal of a $1.5 million reserve relating to a prior acquisition.

“We saw continued profitability in Ad Management and had strong results from our Search Engine and Affiliate Marketing business,” said Kevin Ryan, Chief Executive Officer, DoubleClick. “In addition, we recently signed an important agreement with AOL which, once fully implemented, we expect to be the largest Ad Management deal in DoubleClick’s history.”

Balance Sheet and Cash Flow
DoubleClick used $1.7 million in cash flow from operations during the first quarter, compared to a use of $7.4 million in the year ago period. The year-over-year improvement in quarterly cash flow from operations resulted primarily from an

1	EBITDA (or Earnings Before Interest, Tax, Depreciation, and Amortization) is a non-GAAP financial measure. Please see the attached schedule for a reconciliation of GAAP net income to EBITDA. Please see the Form 8-K filed on April 21, 2005 by the Company with the SEC for a discussion of why the Company believes EBITDA is a useful financial measure to investors and of how and when management uses EBITDA.

absence of lease termination payments and stronger working capital, which was partially offset by lower net income. The Company had $537.3 million in cash and marketable securities, and had a net cash2 position of $402.3 million, or $3.19 per share, as of March 31, 2005.

TechSolutions
The TechSolutions segment reported first quarter revenue of $51.5 million versus $45.3 million in 1Q04. TechSolutions gross margin was 74.5%, versus 70.4% in the March quarter of 2004. TechSolutions operating margin was 12.9%, versus 18.8% in the first quarter of 2004.

The year-over-year quarterly revenue increase stemmed primarily from the inclusion of the results for Performics and SmartPath, as well as from organic growth from Email products. This increase was partially offset by a year-over-year decline in quarterly sales for the Company’s Ad Management solutions.

TechSolutions gross margin improved primarily because of reduced costs in Ad Management, an increase in revenues in Marketing Automation, and the addition of the relatively high gross margin Search and Affiliate businesses. TechSolutions operating margin declined primarily due to an increase in headcount and higher amortization expenses primarily related to the acquisitions of Performics and SmartPath, and due to costs incurred in anticipation of DoubleClick’s Ad Management agreement with AOL. Operating expenses in the first quarter of 2004 benefited from the previously mentioned reversal of a $1.5 million reserve relating to a prior acquisition.

Ad Management
The Company’s Ad Management revenue was $31.7 million in 1Q05 versus $33.3 million in the year-ago period. These declines were principally due to pricing declines outweighing volume increases for DoubleClick’s Advertiser and Publisher solutions. These declines were partially offset by an increase in revenue for DoubleClick’s Rich Media offering.

Earlier this month, America Online and DoubleClick entered into an agreement to bring state-of-the-art ad serving, inventory management, workflow tools, and delivery operations to AOL Media Networks. AOL Media Networks, the ad sales, commerce and search arm of America Online, which also handles the marketing of the AOL web brands, includes AOL, AOL.com, AOL Instant Messenger, Compuserve, Netscape, Mapquest, Moviefone, Time Inc. Interactive, CNN, CNNMoney, and icq. These properties reach upwards of 104 million people.3 DoubleClick’s Ad Management platform for publishers, which is being piloted on Mapquest now, is expected to be implemented across all AOL brands later this year.

“Our new agreement with AOL is a tremendous endorsement of our technology and service, and demonstrates our long-term competitiveness as the industry standard in online ad management,” added Ryan. “AOL already uses multiple DoubleClick products, and this latest agreement rounds out our growing and significant relationship with one of the world’s largest interactive services companies.”

In addition, DoubleClick has recently reached several other agreements for use of its Ad Management solutions. These deals include American Idol, Bannerconnect, Classes USA, Teleflora, Tomorrow Focus AG, and Warner Brothers Online.

Marketing Automation
The Company’s Marketing Automation products had revenue of $13.5 million in the most recent quarter, against $12.0 million in 1Q04. The increase was due primarily to the addition of SmartPath and organic growth in Email revenues.

2	Net cash may be considered a non-GAAP financial measure and is defined as gross cash and cash equivalents of $120.0 million, restricted cash of $13.3 million, and investments in marketable securities of $404.0 million minus zero coupon convertible subordinated notes of $135.0 million. Please see the Form 8-K filed on April 21, 2005 by the Company with the SEC for a discussion of why the Company believes net cash is a useful financial measure to investors and of how and when management uses this measure.

3	Source: comScore Media Metrix, February 2005.

Since the beginning of the year, DoubleClick has signed new Marketing Automation contracts with several clients including Penton UK, Janoschka Group, Staples, Hong Kong Trade Development Council, and WhiteFence.

Performics
The Company’s Search Engine and Affiliate Marketing products recorded revenue of $6.3 million in 1Q05, which was a 50.5% increase over 1Q04. DoubleClick acquired Performics in June of 2004.

Agreements to use the division’s solutions have recently been reached with Biotherm, Capital One Auto Finance, Gloss.com, Household’s GM and Union Plus Cards, Kiels, Singer Direct, and The TJX Companies.

Data
 DoubleClick reported Data segment revenue of $24.8 million in 1Q05, compared to $22.8 million in 1Q04. Overall Data gross margin was 58.8% for the quarter, against 59.7% in the prior year period. Data’s operating margin was 6.2% in the quarter, versus 11.1% in the comparable year ago timeframe. Data segment margins declined primarily because a higher percentage of sales were generated by the lower margin DMS business.

Abacus
Abacus quarterly revenue was $20.7 million versus $20.4 million in the year-ago period. Increases in revenue from the U.S. Business to Business Alliance were offset by lower revenues from U.S. and U.K. Business to Consumer cataloguers. During the quarter, DoubleClick added over 200 net new members across all wholly owned Abacus Alliances globally, bringing the total to over 2,700.

DMS
DMS generated $4.1 million in revenue for 1Q05 against the year-ago quarter’s $2.4 million. The increase was driven primarily by the completion of existing customer installations coupled with new client wins.

“We have made a significant investment in our Data Management business, and this has really begun to pay off in terms of new customer wins and more business from existing clients,” said Brian Rainey, President of Abacus. “As a result, we have had three consecutive quarters of double-digit year-on-year revenue growth in DMS.”

Second Quarter 2005 Outlook4
 DoubleClick expects 2Q05 revenue to be between $71 million and $77 million. The Company expects total Company gross margin to be in low 70s percentage range. GAAP operating expenses are expected to be between $54 million and $58 million. Items in interest and other, net and taxes are expected to be approximately $2 million, based on an assumed tax rate of approximately 15%. The Company anticipates recording GAAP earnings of between ($0.02) and $0.02 per share.

The Company’s segment projections for 2Q05 are as follows:

➢	TechSolutions revenue is expected to be between $47 million and $52 million, including $29 million to $33 million from Ad Management, $12 million to $14 million from Marketing Automation, and $6 million to $7 million from Performics. Overall TechSolutions gross margin is expected to be in the mid 70s percentage range.

➢	Data revenue is expected to be between $24 million and $26 million, including $20 million to $22 million from Abacus; overall Data gross margin should be in the high 50s to low 60s percentage range.

4 DoubleClick’s guidance for 2Q05 does not reflect the potential impact of any mergers, acquisitions, divestitures or business combinations that may be announced after the date hereof, but does include the impact of retention bonuses and professional fees related to the Company’s ongoing review of strategic options.

Conference Call Today
 The DoubleClick Conference Call to discuss this earnings press release is scheduled for today at 5:00 p.m. Eastern Time. This call will be available live via Webcast, and on a replay basis afterward on the Company’s website www.doubleclick.net under Investor Relations or at ir.doubleclick.net. The Webcast is also being distributed over Thomson/CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can also listen to the call at www.fulldisclosure.com or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network. Institutional investors can also access the call via www.streetevents.com.

Additional financial metrics can be found in the “Financial Reports” section of DoubleClick’s Investor Relations website, at ir.doubleclick.net.

About DoubleClick
 DoubleClick is the leading provider of data and technology solutions for advertising agencies, marketers, and web publishers to plan, execute, and analyze their marketing programs. DoubleClick’s marketing solutions help clients yield the highest return on their marketing dollar. DoubleClick Inc. has global headquarters in New York City and maintains 22 offices around the world.

Note: This press release includes forward-looking statements, including earnings and revenue projections and plans set forth under the section titled “Second Quarter 2005 Outlook” above, as well as sentences using the words “expects,” “plans,” “should,” or “believes” and all other statements that are not purely historical. The results or events predicted in these statements may vary materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include: intense competition in DoubleClick’s industry, uncertainties related to DoubleClick’s decision to review strategic options, lack of growth or decline in online advertising or marketing, changes in government regulation, failure to manage the integration of acquired companies, failure to successfully manage the Company’s international operations and other risks that are contained in documents which the Company files from time to time with the Securities and Exchange Commission, including the Company’s most recent reports on Form 10-K and Form 10-Q. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it may choose not to do so, even if the Company’s estimates change.

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DOUBLECLICK INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2005	2004
	(Unaudited, in thousands, except
	per share amounts)
Revenue:
Technology	$51,512	$45,297
Data	24,834	22,750

Total revenue	76,346	68,047
Cost of revenue	23,380	22,565

Gross profit	52,966	45,482
Operating expenses:
Sales and marketing	29,053	25,650
General and administrative	11,507	8,074
Product development	14,503	8,491
Amortization of intangibles	1,640	637

Total operating expenses	56,703	42,852
Income (loss) from operations	(3,737)	2,630
Other income (expense)
Equity in losses of affiliates	(88)	(186)
Gain on distribution from affiliate	—	2,400
Interest and other, net	3,291	3,474

Total other income	3,203	5,688
Income (loss) before income taxes	(534)	8,318
Provision for income taxes	383	625

Net income (loss)	$(917)	$7,693

Basic net income (loss) per share	$(0.01)	$0.06

Weighted average shares used in basic net income (loss) per share	125,914	137,099

Diluted net income (loss) per share	$(0.01)	$0.05

Weighted average shares used in diluted net income (loss) per share	125,914	151,384

DOUBLECLICK INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2005	2004
	(Unaudited, in thousands, except
	share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$120,016	$126,135
Investments in marketable securities	295,515	264,332
Restricted cash	1,635	3,635
Accounts receivable, net of allowances of $8,670 and $10,051, respectively	79,746	84,165
Prepaid expenses and other current assets	14,409	12,257

Total current assets	511,321	490,524
Investment in marketable securities	108,509	146,552
Restricted cash	11,668	11,668
Property and equipment, net	80,391	77,821
Goodwill	72,727	72,948
Intangible assets, net	19,513	22,395
Investment in affiliates	5,673	5,772
Other assets	13,645	13,749

Total assets	$823,447	$841,429

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	26,614	34,964
Accrued expenses and other current liabilities	48,431	56,844
Deferred revenue	13,563	13,687

Total current liabilities	88,608	105,495
Convertible subordinated notes — Zero Coupon, due 2023	135,000	135,000
Other long term liabilities	20,377	20,570

Total liabilities	243,985	261,065
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.001; 5,000,000 shares authorized, none outstanding	—	—
Common stock, par value $0.001; 400,000,000 shares authorized, 140,942,901 and 140,564,907 shares issued, respectively	141	141
Treasury stock, 14,864,925 shares	(109,223)	(109,223)
Additional paid-in capital	1,296,807	1,294,510
Accumulated deficit	(612,930)	(612,013)
Other accumulated comprehensive income	4,667	6,949

Total stockholders’ equity	579,462	580,364

Total liabilities and stockholders’ equity	$823,447	$841,429

DOUBLECLICK INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
	2005	2004
	(Unaudited, in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(917)	$7,693
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and leasehold amortization	5,598	7,445
Amortization of intangible assets	2,854	1,512
Equity in losses of affiliates	88	186
Gain on distribution from affiliate	—	(2,400)
Other non-cash items	1,046	897
Provisions for bad debts and advertiser discounts	1,164	2,574
Changes in operating assets and liabilities, net of the effect of acquisitions:
Accounts receivable	2,900	(5,434)
Prepaid expenses and other assets	(2,168)	(1,884)
Accounts payable	(8,350)	1,210
Lease termination and related payments	—	(7,625)
Accrued expenses and other liabilities	(3,772)	(13,007)
Deferred revenue	(124)	1,482

Net cash used in operating activities	(1,681)	(7,351)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments in marketable securities	(29,115)	(74,400)
Maturities of investments in marketable securities	35,208	51,520
Restricted cash	2,000	12,100
Purchases of property and equipment	(6,290)	(6,069)
Acquisition of businesses, net of cash acquired	(6,575)	(22,445)
Proceeds from distribution from affiliate	—	2,400
Investment in Abacus Deutschland	—	(471)

Net cash used in investing activities	(4,772)	(37,365)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common stock	1,251	2,443
Purchases of treasury stock	—	(20,439)
Payments under capital lease obligations	—	(179)

Net cash provided by (used in) financing activities	1,251	(18,175)
Effect of exchange rate changes on cash and cash equivalents	(917)	662

Net decrease in cash and cash equivalents	(6,119)	(62,229)
Cash and cash equivalents at beginning of period	$126,135	$183,484

Cash and cash equivalents at end of period	$120,016	$121,255

DOUBLECLICK INC.

RECONCILIATION OF EBITDA TO GAAP NET INCOME

	For the Three Months
	Ended March 31,
	2005	2004
GAAP Net Income	$(917)	7,693
Plus: tax provision	383	625
Less: interest income, net	(2,602)	(2,648)
Plus: amortization of intangibles (1)	2,854	1,512
Plus: depreciation and leasehold amortization	5,598	7,445

EBITDA	$5,316	14,627

(1) For the three months ended March 31, 2005 and March 31, 2004, $1.2M and $0.9M, respectively, of amortization expense of intangible assets relating to purchased technology was included as a component of cost of revenue in the Consolidated Statements of Operations.